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                                                                 EXHIBIT 10.1(a)

                                AMENDMENT NO. 1
                                      TO
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of the 1st day of January, 1998, by and between Impac Funding Corporation ("Employer") and ________________________________, an
individual ("Employee"), with reference to the following facts:


                                 RECITALS
                                 --------

          WHEREAS, Employer and Employee entered into that certain Amended and Restated Employment Agreement (the "Employment Agreement") dated as of August 8, 1997;

          WHEREAS, pursuant to the terms of that certain management agreement, dated as of January 31, 1997 (the "Management Agreement"), between Impac Mortgage Holdings, Inc. ("IMH") and Imperial Credit Advisors, Inc. ("ICAI"), IMH paid 25% of the per annum base management fee and 25% of the incentive compensation to participants in IMH's executive bonus pool in amounts determined in the sole discretion of IMH's Chief Executive Officer; such payment was made in lieu of payment of a like amount to ICAI under the Management Agreement;

          WHEREAS, the Management Agreement was terminated pursuant to the terms and conditions of the Termination Agreement, effective December 19, 1997, among Employer, IMH, ICAI, Imperial Credit Industries, Inc., Joseph R. Tomkinson, William S. Ashmore, and Richard J. Johnson;

          WHEREAS, in lieu of accepting 25% of the fee owed in connection with the termination of the Management Agreement, it has been agreed that such amount shall be paid to the executive officers of IMH over the remaining term and under the terms of their respective Employment Agreements;

          WHEREAS, Employee and Employer desire to amend the Employment Agreement accordingly;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

Terms not defined herein shall have the respective meanings as set forth in the Employment Agreement.
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1.   TERM.
     -----

     Section 2.1 shall be deleted in its entirety and replaced with the following:

     2.1 Unless sooner terminated pursuant to Paragraph 2.2 hereof, Employee's employment shall continue until December 31, 2002 ("Employment Date") unless extended by the mutual written agreement of Employer and Employee.


2.   BONUS SCHEDULE (ATTACHMENT B).
     ------------------------------

     The Bonus Schedule to the Employment Agreement, attached thereto as Schedule B, shall be amended by adding the following:

     ITEM 4:  Incentive Compensation

     1.   Definitions
          -----------

     "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any sale of IMH's equity securities, before deducting any underwriting discounts and commissions and other expenses (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period.

     "Common Stock" means the common stock, $.01 par value per share, of IMH.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Incentive Compensation" has the meaning set forth below.

     "Net Income" means, at any date of determination, the net income of IMH determined in accordance with current tax law before the total Incentive Compensation paid to employees of Employer pursuant to their respective employment agreements, the deduction for dividends paid, before any amortization of the Termination fee paid Imperial Credit Advisors, Inc. and any net operating loss deductions arising from losses in prior periods.

     "Return on Equity" means return calculated for any quarter by dividing IMH's Net Income for such quarter by IMH's Average Net Worth for such quarter.

     "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 10 years).

     "Ten Year U.S. Treasury Rate" for a quarterly period shall mean the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields
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     published by any Federal Reserve Bank or by any U.S. Government department or agency selected by Employer for such week. In the event that Employer determines in good faith that for any reason Employer cannot determine the Ten Year U.S. Treasury Rate for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and for each business day (or less frequently if daily quotations shall not be generally available) in each such quarterly period in New York City to IMH by at least three recognized dealers in U.S. Government securities selected by Employer.

     2.   Incentive Compensation
          ----------------------

     a. If IMH's annualized Return on Equity during any fiscal quarter (computed by multiplying the Return on Equity for such quarter by four) is in excess of the Ten Year U.S. Treasury Rate plus 200 basis points, Employer shall pay Employee an amount equal to ____% of such excess (the "Incentive Compensation"). The Incentive Compensation earned for such quarter shall be paid to Employee in cash or paid through a deferred compensation program as described below within 30 days from the end of the applicable quarter or as soon as practicable.

     b. 18% of the Incentive Compensation shall be held back by Employer and deposited into a deferred Compensation Plan with the terms described below (the "Deferred Cash Payment"), which formal documentation, if required, shall be prepared by Employer as soon as practicable.

          The Deferred Cash Payment shall be released over a three year period with one-third of the cash released each year commencing one year from the quarter that the Deferred Cash Payment is held back. The Deferred Cash Payment shall earn a rate of the Ten Year Average Yield plus 200 basis points on a simple interest method.

          Release of a Deferred Cash Payment, as described above, shall consist of the amount of cash released and the applicable interest earned on all Deferred Cash Payment Balances. Upon Employee's death or disability, as discussed in Section 2.2(g) of the Employment Agreement, or when Employee reaches the age of 55, all amounts of Deferred Cash Compensation, and any interest earned thereon, shall be released by Employer to Employee.

          The product of the Incentive Compensation less the Deferred Cash Payment is hereafter the "Remaining Incentive Compensation."

     c. Employer shall treat the Remaining Incentive Compensation similar to the salary paid to Employee under the Employment Agreement such that the Incentive Compensation will be subject to Federal, state and other deductions and withholdings as typically deducted and withheld from Employee's Salary. The net amount after
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          such deductions and withholdings are and is hereafter the "Net
          Incentive Compensation." Each of Employer and Employee agree that (i) 80% of the Net Incentive Compensation shall be paid by Employer in cash and, (ii) 20% of the Net Incentive Compensation shall be used by Employee to purchase shares of Common Stock of IMH pursuant to IMH's Dividend Reinvestment and Stock Purchase Plan (the "DRP"), as described below.

     d.   Dividend Reinvestment and Stock Purchase Plan.  Employee agrees that
          ---------------------------------------------
          the aforementioned 20% of the Net Incentive Compensation shall be used by Employee to purchase shares of Common Stock under IMH's DRP; it being understood that the stock shall be purchased on the first Investment Date (as defined in the DRP) following the payment of the Incentive Compensation; provided, however that if in the opinion of counsel to the Company the purchase of shares by Employee at such date would be potentially violative of federal or state securities laws, then the purchase shall be deferred until the following Investment Date in which it would not be potentially violative. Employee may sell the shares of Common Stock issued at any time subject to the requirements of Section 16 of the Exchange Act and other applicable federal and state securities laws. The purchase price for the shares of Common Stock shall be as determined by the terms of the DRP. The Company shall take reasonable actions in compliance with applicable laws, rules and regulations to have reserved pursuant to the DRP a sufficient number of shares of Common Stock to satisfy the foregoing obligations.


3.   MISCELLANEOUS
     -------------

     Sections 7, 8, 9, 10, 11, 12,13, 14, and 15 of the Employment Agreement are incorporated herein by reference.
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IN WITNESS WHEREOF, this Amendment No. 1 is executed as of the day and year first above written.


                                    "EMPLOYER"

                                    IMPAC FUNDING CORPORATION,
                                    a California corporation

                                    By: _______________________________
                                        Name:
                                        Title:


                                    "EMPLOYEE"

                                    ___________________________________